FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      |_______________________________|
    to Section 16. Form 4 or Form 5          | OMB Number:  3235-0287        |
    obligations may continue.  See           | Expires:  September 30, 1998  |
    Instruction 1(b).                        | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             |_______________________________|


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Ditman            Steven               L.
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   (Last)            (First)            (Middle)

   c/o OptiCare Health Systems, Inc.
   87 Grandview Ave.
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                     (Street)

   Waterbury, CT 06708
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol


   OptiCare Health Systems, Inc. (OPT)
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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year


   October, 1999
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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director                             [ ] 10% Owner
   [X] Officer (give title below)           [ ] Other (specify below)

   EVP and Chief Financial Officer
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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                        TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
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Common Stock            10/14/99       P              2,000      A         $4.00        2,000              D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                SEC 1474 (7/96)


                           TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)
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    1.         2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                            Title and                           Ownership
                                           Number of     Date Exer-         Amount of                           Form of
                                           Derivative    cisable and        Underlying              Number of   Deriv-
                                           Securities    Expiration         Securities      Price   Derivative  ative
             Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
             sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
             Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of     Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative   Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security     ative      Day/     --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)   Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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Stock Options  $2.56                        0     0      Immed.   1/08     Common  18,244           18,244        D
                                                                            Stock
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Stock Options  $2.56                        0     0       1/00    1/08     Common  18,244           18,244        D
                                                                            Stock
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Stock Options  $2.56                        0     0       1/01    1/08     Common  18,244           18,244        D
                                                                            Stock

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Stock Options  $2.56                        0     0       1/02    1/08     Common  18,245           18,245        D
                                                                            Stock

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Stock Options  $5.85                        0     0       8/00    8/09     Common  37,500           37,500        D
                                                                            Stock

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Stock Options  $5.85                        0     0       8/01    8/09     Common  37,500           37,500        D
                                                                            Stock

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Stock Options  $5.85                        0     0       8/02    8/09     Common  37,500           37,500        D
                                                                            Stock

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Stock Options  $5.85                        0     0       8/03    8/09     Common  37,500           37,500        D
                                                                            Stock
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Explanation of Responses:

              /s/ Steven L. Ditman                             10/21/99
              ----------------------------------------     --------------------
              ** Signature of Reporting Person                    Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                                                                            Page
                                                                 SEC 1474 (7/96)